Rule 424(b)(3)
                                             File No. 33-54629

Pricing Supplement No. 1025               Dated: March 4, 1996
(To Prospectus dated October 4, 1994 and
Prospectus Supplement dated November 16, 1994)

                        XEROX CORPORATION
                   Medium-Term Notes, Series C
           Due Nine Months or More From Date of Issue
______________________________________________________________

                            GENERAL
______________________________________________________________

Principal Amount: $25,000,000
Issue Price: 100% of Principal Amount (see below under
  "If as Principal" if Agent(s) is(are) acting as Principal) Agent's Discount or Commission: 2.00% of Principal Amount
Net proceeds to Company: $24,500,000
Original Issue Date (Settlement Date): March 15, 1996
Maturity Date: March 15, 2011
Agent(s): Merrill Lynch & Co., Merrill Lynch, Pierce,
  Fenner & Smith Incorporated
Agent's capacity: / / As Agent   /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form of Note: /X/ Book Entry   / / Certificated
Specified Currency (if other than U.S. dollars, see
  Attachment): U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
______________________________________________________________

                           INTEREST
______________________________________________________________

/ / Floating Rate Note:

/X/ Fixed Rate Note (other than Amortizing Note or
    Zero-Coupon Note):
    Fixed rate of: 6.60 % per annum
_____________________________________________________________

  EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
        OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
______________________________________________________________

Early redemption at Company's option:
  / / No    /X/ Yes (see below)
  Redemption date(s): Interest Payment Dates occurring in
    each March and September, commencing March 15, 2001 Redemption price(s): 100% of the principal amount of the
    Note to be redeemed
  Other provisions: The Note may be redeemed only in whole and not in part, and upon at least 30 days prior notice to the Holder of the Note.

Early repayment at Holder's option:
  /X/ No    / / Yes (see below)
  Repayment date(s):
  Repayment price(s):    % of the principal amount of the
    Note to be repaid
  Other provisions:

Option to extend Maturity Date:
  /X/ No    / / Yes (see below)
  By:  / / the Company    / / the Holder

Option to reset interest rate (if Fixed Rate Note) or Spread and/or Spread Multiplier (if Floating Rate Note):
  /X/ No    / / Yes (See Attachment)
______________________________________________________________

                         ATTACHMENT
______________________________________________________________

The Interest Payment Dates will be the 15th of each calendar month, commencing April 15, 1996, and the Regular Record Date for each Interest Payment Date will be the 15th day (whether or not a Business Day) next preceding such Interest Payment Date.